    As filed with the Securities and Exchange Commission on April 16, 1998.

                                                     Registration  No. 333-25043
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM S-3
                        (Post-Effective Amendment No. 1)
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        TEXAS BIOTECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)


             Delaware                                          13-3532643
   (State or other jurisdiction                             (I.R.S. Employer
 of incorporation or organization)                       Identification Number)


                           7000 Fannin, Suite 1920
                             Houston, Texas 77030
                                (713) 796-8822
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



            Stephen L. Mueller                            With copies to:
          Vice President, Finance                     Porter & Hedges, L.L.P.
            and Administration                       700 Louisiana, 35th Floor
          Secretary and Treasurer                    Houston, Texas 77002-2764
      Texas Biotechnology Corporation                  Attn:  Robert G. Reedy
          7000 Fannin, Suite 1920                          (713) 226-0674
           Houston, Texas 77030
              (713) 796-8822
(Name and address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, please check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] _____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  Subject to Completion, dated April 16, 1998
PROSPECTUS
                        TEXAS BIOTECHNOLOGY CORPORATION

                                 150,035 Shares
                                  Common Stock

This Prospectus relates to 150,035 shares (the "Shares") of Common Stock, par value $.005 per share (the "Common Stock"), of Texas Biotechnology Corporation, a Delaware corporation (the "Company"), which Shares will be offered for resale from time to time by certain stockholders of the Company (the "Selling
Stockholders").   The Shares include: (i) 36,399 shares of Common Stock
underlying warrants issued in connection with the Company's private placement of Common Stock completed in October, 1991, exercisable at $3.50 per share and expiring on August 1, 1998 (the "1991 Warrants"); and (ii) 113,636 shares of Common Stock underlying warrants issued in connection with the Company's private placement of Common Stock completed in October 1996, exercisable at $4.40 per share and expiring on October 10, 2001 (the "1996 Warrants"; the 1991 Warrants and the 1996 Warrants are herein referred to collectively as the "Warrants").

         Pursuant to this Prospectus, the Shares may be offered by the Selling Stockholders, or by certain pledgees, donees, transferees or other successors in interest, from time to time in transactions on the American Stock Exchange, Inc. ("AMEX"), in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

         Other methods by which the Shares may be sold include, without limitation: (i) transactions which involve cross or block trades or any other transaction permitted by the AMEX, (ii) "at the market" to or through market makers or into an existing market for the Common Stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), or (v) any combination of any such methods of sale. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker dealers of the Common Stock offered hereby, which Common Stock such broker-dealers may resell pursuant to this Prospectus.

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. However, the Company will receive an aggregate of $627,394.90 upon exercise of all of the Warrants. The Company has agreed to bear certain expenses (other than any underwriting discounts and selling commissions and any fees and disbursements of counsel for the selling stockholders not specifically provided for by the parties), estimated to be approximately $12,000, in connection with the registration and sale of the Shares being offered by the Selling Stockholders. Pursuant to a Registration Rights Agreement with certain Selling Stockholders, the Company has agreed to indemnify certain of the Selling Stockholders and each underwriter against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or will contribute to payments such Selling Stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

         The shares of Common Stock are quoted on the AMEX under the symbol "TXB." On April 15, 1998, the last reported sale price of the Common Stock was $6.75 per share.

         See "Risk Factors" on pages 3-9 for a discussion of certain factors that should be considered by prospective investors.
                             _____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                The date of this Prospectus is April ___, 1998.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at the 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials also can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006, on which the Common Stock is listed. In addition, the Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

        The Company has filed with the Commission a Registration Statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents are hereby incorporated by reference in this
Prospectus:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(2) A description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A effective December 15, 1993 (Commission File No. 1-12574), as amended by the Company's proxy materials dated April 22, 1994 and April 4, 1996 relating to its 1994 and 1996 annual shareholders' meetings, respectively.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide, without charge and on oral or written request, to each person to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference in this Prospectus other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge and on oral or written request, to such persons. All such requests should be directed to Texas Biotechnology Corporation, 7000 Fannin, Suite 1920, Houston, Texas 77030, Attention: Stephen
L. Mueller, vice president, finance and administration, secretary and treasurer (telephone (713) 796-8822).

                                  THE COMPANY

        Texas Biotechnology Corporation ("TBC" or the "Company") is a biopharmaceutical company engaged in discovering, developing and commercializing synthetic small molecule drugs primarily for cardiovascular indications. TBC's research philosophy is based upon combining its expertise in vascular biology with its advanced computational chemistry capabilities to identify and develop small molecule compounds. The Company's research and development programs are currently focused on inhibitors (also referred to as antagonists or blockers) of thrombosis, vasospasm/hypertension, vascular inflammation, vascular proliferative disease, angiogenesis and apoptosis. The Company has filed a new drug application ("NDA") with the United States ("U.S.") Food and Drug Administration (the "FDA") for its lead product candidate, NOVASTAN(R) (argatroban) for use as an anticoagulant in patients with heparin-induced thrombocytopenia ("HIT"). This NDA has been granted priority review status by the FDA, and a decision on approval from the FDA is anticipated by the end of the second quarter of 1998. The Company has begun Phase II clinical trials for TBC 11251 (TBC's lead compound for vasospasm/hypertension) in congestive heart failure ("CHF") and for TBC 1269 (TBC's lead compound for vascular inflammation) in allergic asthma. TBC has licensed the U.S. and Canadian rights to NOVASTAN(R) from Mitsubishi Chemical Corporation ("Mitsubishi"). The Company has entered into a collaboration with SmithKline Beecham plc ("SmithKline") regarding the commercialization and development of NOVASTAN(R) and has entered into collaborations with Synthelabo S.A., the pharmaceutical division of L'Oreal S.A. ("Synthelabo"), and LG Chemical, Ltd. ("LG Chemical") regarding other TBC compounds. The Company's principal executive offices are located at 7000 Fannin Street, Suite 1920, Houston, Texas 77030, and its telephone number is (713) 796-8822. References to TBC or the Company include its subsidiary, IPI, unless otherwise indicated.

                                  RISK FACTORS

        In evaluating the Company and its business, prospective investors should carefully consider all of the information set forth in this Prospectus and the documents incorporated herein by reference and should give particular attention to the following risk factors.

No Assurance of Regulatory Approval; Need for Extensive Clinical Trials

        The production and marketing of the Company's products, as well as its ongoing research and development activities, are subject to regulation by governmental agencies in the United States ("U.S.") and other countries. Any drug developed by the Company will be subject to rigorous preclinical and clinical testing and approval pursuant to regulations administered by the FDA, comparable agencies in other countries and, to a lesser extent, by state regulatory authorities. This approval process is likely to take several years and will involve significant expenditures.

        For example, in August 1997, the Company filed with the FDA its NDA regarding NOVASTAN(R) (a direct thrombin inhibitor that is being developed for various indications as an anticoagulant alternative to heparin) for use in the treatment of HIT. The NDA was subsequently granted priority review status. In October 1997, the FDA accepted the filing, and commenced a further review that was anticipated to take approximately 6 months regarding final approval of the NDA. During January 1998, the FDA informed the Company that the review time was being extended by 90 days and a decision on approval by the FDA's anticipated by the end of the second quarter of 1998. The FDA's refusal to approve the NDA on this schedule could significantly impair the Company's plans to commence marketing of NOVASTAN(R) for use in the treatment of HIT.

        The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate partners. Because of the intense competition in the cardiovascular market, the Company may have difficulty obtaining sufficient patient populations or clinician support to conduct its clinical trials as planned and may have to expend substantial additional funds to obtain access to such resources, or delay or modify its plans significantly. There is no assurance that the Company will have sufficient resources to complete the required regulatory review process or that the Company could survive the inability to obtain, or delays in obtaining, such approvals. There can be no assurance that clinical testing of the Company's products will provide evidence of safety and efficacy in humans, that regulatory approvals will be granted for any of the Company's products or that it will be economically feasible to commercialize any products for which regulatory approvals are granted. Approvals that may be granted will be subject to continual review, and later discovery of previously unknown problems may result in restrictions on a product's future use or withdrawal of the product from the market. Substantial changes in regulatory and reimbursement policy may affect the Company's research and development expenditures and regulatory approval of the Company's product candidates.

Dependence on Strategic Relationships

        The Company will rely on strategic relationships with corporate partners to provide the financing, marketing and technical support and, in certain cases, the technology necessary to develop and commercialize certain of its product candidates. TBC has entered into an agreement with Mitsubishi to license Mitsubishi's rights and technology relating to NOVASTAN(R) (the "Mitsubishi Agreement") in the U.S. and Canada for specified indications. Either party may terminate the Mitsubishi Agreement on 60 days notice if the other party defaults in its material obligations under the agreement, declares bankruptcy or is insolvent, or if a substantial portion of its property is subject to levy. Unless terminated sooner pursuant to the above described termination provisions, the Mitsubishi Agreement expires on the later of termination of patent rights in a particular country or 20 years after the first commercial sale of products in a particular country. Under the Mitsubishi Agreement, TBC has access to an improved formulation patent granted in 1993 which expires in 2010 and a use patent which expires in 2009.

        In August 1997, the Company and SmithKline entered into a collaboration regarding the commercialization and development of NOVASTAN(R) (the "SmithKline Agreement"). Under the SmithKline Agreement the Company granted an exclusive sublicense to SmithKline relating to the continued development and commercialization of NOVASTAN(R). The SmithKline Agreement provides for the payment of royalties and certain milestone payments upon the completion of various regulatory filings and receipt of regulatory approvals. The SmithKline Agreement generally terminates on a country by country basis upon the earlier of the termination of TBC's rights under the Mitsubishi Agreement, the expiration of applicable patent rights or, in the case of certain royalty payments, the commencement of substantial third-party competition. SmithKline also has the right to terminate the agreement on a country by country basis by giving TBC at least three months written notice based on a reasonable determination by SmithKline that the commercial profile of the indication in question would not justify continued development or marketing in that country. In addition, either party may terminate the SmithKline Agreement on 60 days notice if the other party defaults in its obligations under the agreement, declares bankruptcy or is insolvent.

        In October 1994, the Company signed a collaborative agreement with Synthelabo S.A., the pharmaceutical division of Synthelabo to develop and market compounds for vascular proliferative disease derived from the Company's research programs. Synthelabo has the right to terminate the agreement any time on or after October 15, 1997 for any reason and either party has the right to terminate the contract for breach of any material obligation. If Synthelabo exercises this termination right, the license granted to Synthelabo will terminate and TBC will pay Synthelabo a royalty on net sales of any products sold in a certain territory (Europe, Middle East, Africa and countries of the former Soviet Union) for a period of time. In addition, Synthelabo may, at its option, require that the technology be transferred to and the development program be conducted by a joint venture owned by TBC and Synthelabo should TBC's "net worth", as defined in the agreement, be less than $5.0 million as of the end of any calendar quarter during the term of the agreement.

        In October 1996, the Company signed a strategic alliance agreement with LG Chemical to develop and market compounds derived from the Company's endothelin receptor and selectin antagonist programs for certain disease indications in certain territories. LG Chemical has committed to pay $10.7 million in research payments and has the right to terminate future research payments if TBC fails to meet certain milestones to be established by the parties in accordance with the agreement.

        The Company's success will depend on these and any future strategic alliances. There can be no assurance that the Company will satisfy the conditions required to obtain additional milestone payments under the existing agreements or to prevent these agreements from being terminated, some of which conditions will not be within the control of the Company. There can be no assurance that the Company will be able to enter into future strategic alliances on acceptable terms. The termination of any existing strategic alliances or the inability to establish additional collaborative arrangements may limit the Company's ability to develop its technology and may have a material adverse effect on the Company's business or financial condition.

Development Stage; Technological Uncertainty

        The Company is in a development stage and has not produced or marketed any material products and, accordingly, has not begun to generate revenues from the commercialization of its product candidates. To date, the Company's resources have been dedicated to the research and development of small-molecule drugs for certain vascular and other indications. The Company has developed lead compounds in its vasospasm/hypertension, vascular inflammation and vascular proliferative disease programs. The commercial applications of the Company's product candidates will require further investment, research, development, preclinical and clinical testing and regulatory approvals, both foreign and domestic. There can be no assurance that the Company will be able to develop, produce at reasonable cost, or market successfully, any of its product candidates. Further, these product candidates may prove to have undesirable and unintended side effects and, in some cases, may require complex delivery systems that may prevent or limit their commercial use. All of the Company's products will require regulatory approval before they may be commercialized. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years, and there can be no assurance that any successfully developed products will generate substantial revenues or that the Company will ever be profitable.

Need for Additional Funds; History of Operating Losses

        Because the Company has been unprofitable to date and expects to incur losses for the next several years as the Company invests in product research and development, preclinical and clinical testing and regulatory compliance, the Company will require substantial additional funds to complete the research and development of its product candidates, to establish commercial scale manufacturing facilities and to market its products. The Company has accumulated approximately $70.1 million in net losses through December 31, 1997. Estimates of the Company's future capital requirements will depend on many factors, including: continued scientific progress in its drug discovery programs; the magnitude of these programs; progress with preclinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting and enforcing patent claims; competing technological and market developments; changes in its existing research relationships; the ability of the Company to maintain and establish additional collaborative arrangements; and effective commercialization activities and arrangements. Subject to these factors, the Company anticipates that its existing capital resources and its other revenue sources, should be sufficient to fund its cash requirements through the end of 1999. Significant expenditures may be required if unanticipated clinical trials are required to obtain regulatory approval for NOVASTAN(R) or the Company's other product candidates. As a result, the Company may need additional funds before any of its product candidates achieves regulatory approval. Notwithstanding revenues which may be produced through sales of potential future products if approved, the Company anticipates that additional funds will need to be secured to continue the required levels of research and development to reach its long term goals. The Company intends to seek such additional funding through collaborative arrangements and/or through public or private financings. There can be no assurance that additional financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing securities, further dilution of the equity ownership of existing stockholders will result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its drug discovery or development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.

Technological Change and Competition

        The biopharmaceutical industry is undergoing rapid and significant technological change and is highly competitive. The Company's success will depend on its ability to develop and apply its technology and on its ability to establish and maintain a market for its products. Potential competitors in the U.S. and other countries include major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions, many of which have substantially greater financial, technical, manufacturing and marketing capabilities than the Company. Competitors may develop products or other novel technologies that are more effective than any that have been or are being developed by the Company or may obtain FDA approval for products more rapidly than the Company. There can be no assurance that technological development by others will not render the Company uncompetitive or that the Company will be successful in establishing or maintaining its technological competitiveness.

Dependence on Qualified Personnel

        The Company's success is highly dependent on its ability to attract and retain qualified scientific and management personnel. The loss of the services of the principal members of the Company's management and scientific staff may impede the Company's ability to commercialize its products. In order to commercialize its products, the Company must maintain and expand its personnel, particularly in the areas of clinical trial management, manufacturing, sales and marketing. The Company faces intense competition for such personnel from other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Managing the integration of new personnel and company growth in general could pose significant risks to the Company's development and progress.

        The continued employment of David B. McWilliams, president and chief executive officer and Richard A. F. Dixon, Ph.D., vice president of research is key to the Company's success. Each of these employees has an employment agreement with the Company. Mr. McWilliams' and Dr. Dixon's agreements are effective through July 15, 1998 and provide for continuing one-year extensions.

        The Company relies on consultants and advisors, including its scientific advisors, to assist the Company in formulating its research and development strategy. All of the Company's consultants and advisors are employed by employers other than the Company and may have commitments to or consulting or advisory contracts with other entities that may affect their ability to contribute to the Company.

Dependence on Supplier

        At present, Mitsubishi is the only manufacturer of NOVASTAN(R). In connection with the SmithKline Agreement, Mitsubishi entered into a Supply Agreement ("Mitsubishi Supply Agreement") with SmithKline, whereby Mitsubishi will manufacture and supply NOVASTAN(R) in bulk in order to meet SmithKline's and TBC's needs under the SmithKline Agreement. Should Mitsubishi fail during any consecutive nine-month period to supply SmithKline at least 80% of its requirements, and such requirements cannot be satisfied by existing inventories, the Mitsubishi Supply Agreement provides for the nonexclusive transfer of the production technology to SmithKline. However, in the event Mitsubishi terminates manufacturing NOVASTAN(R) or defaults in its supply commitment, there can be no assurance that SmithKline will be able to commence manufacturing of NOVASTAN(R) in a timely manner or that alternate sources of bulk NOVASTAN(R) will be available at reasonable cost, or at all. If SmithKline cannot commence manufacturing of NOVASTAN(R) or alternate sources of supply are unavailable or uneconomic, the Company's results of operations would be materially and adversely affected.

Uncertainty Regarding Patents and Proprietary Information

        The Company actively seeks patent protection for its proprietary technology, both in the U.S. and abroad. The Company's success will depend, in part, on its ability to obtain patents and to operate without infringing on the proprietary rights of others. There can be no assurance that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. There can be no assurance that the Company's pending patent applications or patent applications in preparation presently or in the future, if and when issued, will be valid and enforceable and withstand litigation. There can be no assurance that others will not independently develop substantially equivalent or superseding proprietary technology or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. There is a substantial backlog of pharmaceutical and biotechnology patent applications at the U.S. Patent and Trademark Office ("PTO"). Because patent applications in the U.S. are maintained in secrecy until patents issue, and because publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, there can be no assurance that the Company will obtain patent protection for its inventions. In addition, patent protection, even if obtained, is affected by the limited period of time for which a patent is effective. Furthermore, patent positions of pharmaceutical and biotechnology companies, as well as those of academic and research institutions, are highly uncertain and involve complex legal and factual questions. This is an uncertain and developing area of the law that is potentially subject to significant change. Therefore, the scope or enforceability of claims allowed in the patents on which the Company will rely cannot be predicted with any certainty.

        The Company also relies on trade secrets, know-how and continuing technological advancement to maintain its competitive position. Although the Company has entered into confidentiality agreements with its employees and consultants, which contain assignment of invention provisions, no assurance can be given that others will not gain access to these trade secrets, that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets.

        In addition to protecting its proprietary technology and trade secrets, the Company may be required to obtain licenses to patents or other proprietary rights from third parties. No assurance can be given that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If the Company does not obtain required licenses, it could encounter delays in product introductions while it attempts to design around blocking patents, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

        The Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, in a suit with another party. The PTO could institute interference proceedings involving the Company in connection with one or more of the Company's patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. TBC has one interference proceeding pending which involves compounds not currently of commercial interest to TBC. The PTO or a comparable agency of a foreign jurisdiction could also institute re-examination or opposition proceedings against the Company in connection with one or more of the Company's patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of the patents.

Possible Volatility of Stock Price; Trading Market for Common Stock

        The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of the Company's securities, like that of the securities of other biopharmaceutical companies, may be highly volatile. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures by the Company or its competitors, proposed governmental regulations and developments in both the U.S. and foreign countries, disputes relating to patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, public concern as to the safety of biotechnology products, and economic and other external factors, as well as period-to-period fluctuations and financial results, may have a significant effect on the market price of the Company's securities.

        From time to time, there has been limited trading volume with respect to the Common Stock. In addition, there can be no assurance that there will continue to be a trading market or that any analysts will continue to provide research coverage with respect to the Common Stock. Accordingly, with respect to the Common Stock being offered hereby, no assurances can be made that such factors will not affect the market for the Common Stock.

No Manufacturing, Marketing or Sales Activities

        The Company has no manufacturing, marketing or product sales experience. If the Company develops any commercially marketable products, there can be no assurance that contract manufacturing services will be available in sufficient capacity to supply the Company's product needs on a timely basis. If the Company decides to build or acquire commercial scale manufacturing capabilities, the Company will require additional management and technical personnel and additional capital. No assurance can be given that the raw materials necessary for the manufacture of the Company's products will be available in sufficient quantities or at a reasonable cost. Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, each of which could materially impair the Company's competitive position and potential profitability. There can be no assurance that the Company will be able to enter into any other supply arrangements on acceptable terms, if at all. If at some point in the future, the Company decides to perform its own sales and marketing activities, the Company will require additional management, will need to hire sales and marketing personnel and will require additional capital. No assurance can be given that qualified personnel will be available in adequate numbers or at a reasonable cost and there can be no assurance that the Company's sales staff will achieve success in its marketing efforts.

Product Liability Exposure

        Product liability risk is inherent in the testing, manufacture, marketing and sale of the Company's products, and there can be no assurance that the Company will be able to avoid significant product liability exposure. Product liability insurance for the pharmaceutical industry, when available, is expensive. The Company has obtained $2.0 million of product liability insurance to cover its clinical trial programs. Pursuant to the Mitsubishi Agreement and the SmithKline Agreement, the Company is obligated to acquire additional coverage as the Company develops products. Existing coverage will not be adequate as the Company further develops products and there can be no assurance that adequate insurance coverage will be available at a reasonable cost in the future. A future product liability claim may have a material adverse effect on the business or financial condition of the Company.

Uncertainty of Pharmaceutical Pricing and Related Matters; Need for
Reimbursement

        The future revenues and profitability of, and availability of capital for biotechnology companies may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, the pricing and profitability of prescription pharmaceuticals is subject to government control. There have been, and there may continue to be, a number of federal and state proposals to implement similar government control in the U.S. It is uncertain what form any health care reform legislation may take or what actions the federal, state and private payers may take in response to the suggested reforms. The Company cannot predict when any reforms will be implemented, if ever, or the effect of any implemented reform on the Company's business. There can be no assurance that any implemented reform will not have a material adverse effect on the Company's future results of operations. The Company's long-term ability to market its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from public and private health insurers and other organizations. Third-party payers are increasingly challenging the prices of medical products and services. The reimbursement status of newly-approved health care products is highly uncertain, and there can be no assurance that third-party coverage will be available or that available third-party coverage will enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development.

Shares Eligible for Future Sale; Registration Rights

        As of March 31, 1998, substantially all of the Company's shares of Common Stock were eligible for immediate sale in the public market. Moreover, the resale of approximately 3.8 million shares are covered by currently effective Form S-3 registration statements. As part of the Company's initial public offering of securities in 1993 (the "Initial Public Offering"), warrants covering approximately 4.1 million shares (with an exercise price of $8.44 per share) were issued and remain outstanding and the shares issuable upon exercise are registered for sale. In addition, as part of the Initial Public Offering, the underwriters were issued 355,000 options to purchase units (each unit consisting of one share of Common Stock and one warrant to purchase Common Stock) at an exercise price of $11.14 per share (the warrants are also exercisable at $11.14 per share). The sale of the Common Stock underlying the units are also registered. The resale of 36,399 shares issuable on exercise of the 1991 Warrants and 113,636 shares issuable on exercise of the 1996 Warrants are registered hereby. Furthermore, the resale of an aggregate of approximately 130,000 shares issuable upon exercise of other warrants (with exercise prices from $3.50 to $4.58 per share) are registered on currently effective Form S-3 registration statements. Other warrants exercisable for approximately 500,000 shares (with an exercise price of $3.66) are not currently registered for resale, but have piggyback registration rights. SmithKline also has piggyback registration rights on 176,992 shares issued pursuant to the SmithKline Agreement. Approximately 2.9 million shares of Common Stock are issuable upon exercise of outstanding employee stock options and will become eligible for sale in the public markets at prescribed times in the future. The Company's issuances of such 3.4 million shares are registered on Form S-8 registration statements. As of March 31, 1998, such options were exercisable to purchase approximately 2.1 million shares of Common Stock. TBC has issued to Genentech, Inc. ("Genentech"), a former licensor of NOVASTAN(R), an additional 214,286 shares of Common Stock, and has agreed to issue an additional 71,429 shares of Common Stock within ten days after the FDA's first approval of an NDA for NOVASTAN(R). The Company has also granted Genentech a warrant to purchase an additional 142,858 shares of Common Stock at an exercise price of $14.00 per share, subject to adjustment. The Company has granted Genentech registration rights for all 714,287 shares issued or issuable to Genentech. In total, as of March 31, 1998 the Company has reserved approximately 8.7 million shares of Common Stock for issuance pursuant to outstanding options, warrants, other contingent agreements. Approximately 8.1 million of these shares of reserved Common Stock are registered for sale or resale on currently effective registration statements, and substantially all of the remaining shares of reserved Common Stock are entitled to registration rights under the Securities Act. The issuance of a significant number of shares of Common Stock upon the exercise of stock options and warrants, or the sales of a substantial number of shares of Common Stock pursuant to Rule 144 or otherwise, could adversely affect the market price of the Common Stock.

Anti-Takeover Provisions

        The Company's Certificate of Incorporation and the Delaware General Corporation Law (the "DGCL") contain certain provisions that may delay or prevent an attempt by a third-party to acquire control of the Company. In addition, the severance provisions of employment agreements with certain members of management could impede an attempted change of control of the Company.

Legal Proceedings

        The Company and certain of its officers and directors are parties to certain litigation arising out of the Company's IPO. Given the early stage of this case, the Company is unable to evaluate its potential outcome at this time. The Company disputes these claims and intends to contest them vigorously. There can be no assurance, however, that the final disposition of this case will be favorable to the Company.

Disclosure Regarding Forward Looking Statements

        All statements other than statements of historical fact included in and incorporated by reference into this Prospectus are "forward looking statements." Such forward looking statements include, without limitation, statements under "Risk Factors, - Need for Additional Funds; History of Operating Losses" regarding TBC's estimate of sufficiency of existing capital resources and ability to raise additional capital to fund cash requirements for future operations, and "Risk Factors - No Assurance of Regulatory Approval; Need for Extensive Clinical Trials" regarding the uncertainties involved in the drug development process and the timing of regulatory approvals required to market these drugs. Although TBC believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations reflected in such forward looking statements will prove to have been correct. The ability to achieve TBC's expectations is contingent upon a number of factors which include, without limitation, (i) ongoing cost of research and development activities, (ii) cost of clinical development of product candidates, (iii) attainment of research and clinical goals of product candidates, (iv) timely approval of TBC's product candidates by appropriate governmental and regulatory agencies, (v) effect of any current or future competitive products, (vi) ability to manufacture and market products commercially, (vii) retention of key personnel and (viii) capital market conditions.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information concerning each Selling Stockholder. Assuming that the Selling Stockholders offer all of their Shares, the Selling Stockholders will not have any beneficial ownership after closing. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."


                                                    Number of                               Number of   Percentage
                  Selling Stockholders                Shares             Number of           Shares         of
                                                   Owned and to            Shares            Owned        Shares
                                                  be Owned Prior       Being Offered         After        Owned
                                                  to Offering (1)                          Offering (2)   After
                                                                                                        Offering
------------------------------------------------------------------------------------------------------------------
        William E. Aaron . . . . . . . . . . . .           143    (3)         143     (3)      -0-         *

        Judson Cooper  . . . . . . . . . . . . .        24,231    (3)      24,231     (3)      -0-         *

        GKN Securities Corporation . . . . . . .         4,543    (3)       4,543     (3)      -0-         *

        Robert Gladstone . . . . . . . . . . . .         2,272    (3)       2,272     (3)      -0-         *

        Roger Gladstone. . . . . . . . . . . . .         2,272    (3)       2,272     (3)      -0-         *

        Mitani & Co., LLC. . . . . . . . . . . .        56,818    (4)      56,818     (4)      -0-         *

        David Nussbaum . . . . . . . . . . . . .         2,272    (3)       2,272     (3)      -0-         *

        Charles Potter . . . . . . . . . . . . .         4,813(3) (5)         523     (3)    4,290  (6)    *

        Raymond James & Associates, Inc. . . . .        56,818    (4)      56,818     (4)      -0-         *

        Michael R. Stein . . . . . . . . . . . .           143    (3)         143     (3)      -0-         *
                                                     ---------         ----------            -----

                 Total . . . . . . . . . . . . .       154,325            150,035            4,290         *

        ----------------------
        *Less than 1.0%

None of the Selling Stockholders has, or within the past three years has had, any position, office, or other material relationship with the Company or any of its predecessors and affiliates.

(1) The Selling Stockholders have sole voting and sole investment power with respect to all shares owned.

(2) Assumes the sale of all shares offered hereby to persons who are not affiliates of the Selling Stockholders.

(3)      Shares of Common Stock underlying 1991 Warrants.

(4)      Shares of Common Stock underlying 1996 Warrants.


(5) Includes 4,290 shares of registered Common Stock and 523 shares of Common Stock underlying certain of the 1991 Warrants as described in footnote (3).

(6) Assumes no sales are effected by the Selling Stockholder during the offering period other than pursuant to this prospectus.

                              PLAN OF DISTRIBUTION

    Pursuant to this Prospectus, the Selling Stockholders, or by certain pledgees, donees, transferees or other successors in interest, may sell Shares from time to time in transactions on AMEX, in privately-negotiated transactions or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

         Other methods by which the Shares may be sold include, without limitation: (i) transactions which involve cross or block trades or any other transaction permitted by the AMEX, (ii) "at the market" to or through market makers or into an existing market for the Common Stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), or (v) any combination of any such methods of sale. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker dealers of the Common Stock offered hereby, which Common Stock such broker-dealers may resell pursuant to this Prospectus.

    The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

    Pursuant to a Registration Rights Agreement with certain Selling Stockholders, the Company has agreed to indemnify certain of the Selling Stockholders and each underwriter against certain liabilities, including certain liabilities under the Securities Act as amended, or will contribute to payments such Selling Stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

                                 LEGAL MATTERS

        The legality of the securities offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

        The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The statements in this Prospectus under the caption "Risk Factors -- Uncertainty Regarding Patents and Proprietary Information" and other references herein to intellectual property matters have been reviewed and approved by Rockey, Milnamow and Katz, Ltd., Chicago, Illinois, patent counsel for the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

====================================================        ================================================
        No person is authorized to give any
information or to make any representations in
connection with this offering other than those
contained in this Prospectus, and, if given or
made, such information or representations must not
be relied upon as having been authorized by the
Company.  Neither the delivery of this Prospectus
nor any sale made hereunder shall, under any
circumstances, create any implication that there
has been no change in the affairs of the Company
since the date hereof or that the information
contained herein is correct as of any time                         TEXAS BIOTECHNOLOGY CORPORATION
subsequent to its date.  This Prospectus does not
constitute an offer to sell or the solicitation of
an offer to buy any securities in which it
relates.  This Prospectus does not constitute an
offer to sell or a solicitation of an offer to buy
such securities in any circumstances in which such                         150,035 Shares
offer or solicitation is unlawful.                                              of
                                                                            Common Stock




               --------------------                                     ---------------------

                 TABLE OF CONTENTS                                        P R O S P E C T U S
                                               Page
                                               ----                     ---------------------

Available Information . . . . . . . . . . . . .   2
Incorporation of Certain Documents
     by Reference . . . . . . . . . . . . . . .   2
The Company . . . . . . . . . . . . . . . . . .   3
Risk Factors  . . . . . . . . . . . . . . . . .   3
Plan of Distribution  . . . . . . . . . . . . .  11
Legal Matters . . . . . . . . . . . . . . . . .  11
Experts . . . . . . . . . . . . . . . . . . . .  11                      ---------------------


               --------------------


                                                                     April ___, 1998



====================================================        ================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.     Other Expenses of Issuance and Distribution.

        The estimated expenses payable by the Company in connection with the offering of the shares of Common Stock to be registered and offered hereby are as follows (the Commission registration fees and AMEX listing fees of $22,619 in the aggregate were previously paid):


    Legal fees and expenses . . . . . . . . . . . . . . . . .         5,000

    Accounting fees and expenses  . . . . . . . . . . . . . .         4,000

    Transfer Agent fees . . . . . . . . . . . . . . . . . . .           500

    Printing  . . . . . . . . . . . . . . . . . . . . . . . .         1,000

    Miscellaneous . . . . . . . . . . . . . . . . . . . . . .         1,500
                                                                    -------
             Total  . . . . . . . . . . . . . . . . . . . . .       $12,000
                                                                    =======

        All such expenses are estimates except for the Commission registration fee and AMEX listing fee, which were previously paid.

Item 15.     Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

        In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

        The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner be reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

        As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Bylaws provide that it will indemnify the directors, officers, employees and agents of the Company against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, the Company's Certificate of Incorporation, as amended, indemnifies the directors, officers, employees, and agents of the Company to the maximum extent permitted by the DGCL. The Company has also entered into agreements with its officers and directors providing for indemnity to the maximum extent permitted under the DGCL. The Company has director and officer liability insurance policies that provide coverage of up to $10.0 million except that no current coverage is provided for any liabilities arising from the existing lawsuits. The existing lawsuits are covered under prior policies.

Item 16.     Exhibits.

        The following exhibits are filed with this Registration Statement:


  Exhibit
   Number     Identification of Exhibit
 ---------    -------------------------

  *   5.1     Opinion of Porter & Hedges, L.L.P.

     23.1     Consent of KPMG Peat Marwick LLP

     23.2     Consent of Rockey, Milnamow and Katz, Ltd.

  *  23.3     Consent of Porter & Hedges, L.L.P. (included in its Opinion filed as Exhibit 5.1 hereto).

  *  Previously filed with the Registration Statement

Item 17.     Undertakings.

(1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in this Registration Statement, or
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change in such registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(3) The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 16, 1998.


                            TEXAS BIOTECHNOLOGY CORPORATION



                            By:   /s/ STEPHEN L. MUELLER
                               ----------------------------------------------
                                  Stephen L. Mueller
                                  Vice President, Finance and Administration
                                  Secretary and Treasurer
                                  (Principal Financial and Accounting Officer)


                               POWER OF ATTORNEY

     Each of the undersigned hereby appoints David B. McWilliams and Stephen L. Mueller and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 16, 1998.


                           Signature                                                Title
                           ---------                                                -----
                  /s/ JOHN M. PIETRUSKI
      --------------------------------------------------       Director, Chairman of the Board of Directors
                  John M. Pietruski


                  /s/ DAVID B. MCWILLIAMS
      --------------------------------------------------       Director, President and Chief Executive Officer
                      David B. McWilliams                            (Principal Executive Officer)


                  /s/ RICHARD A.F. DIXON
      --------------------------------------------------          Director, Vice President of Research
                  Richard A. F. Dixon, Ph.D.


                  /s/ STEPHEN L. MUELLER                    Vice President, Finance and Administration, Secretary
      --------------------------------------------------           Treasurer and (Principal Financial and
                      Stephen L. Mueller                                 Accounting Officer)


                  /s/ RON J. ANDERSON
      ----------------------------------------------------                      Director
                  Ron J. Andersen, M.D.



                           Signature                                                Title
                           ---------                                                -----
                  /s/ FRANK C. CARLUCCI
      --------------------------------------------------                          Director
                       Frank C. Carlucci


                  /s/ RITA R. COLWELL
      --------------------------------------------------                          Director
                  Rita R. Colwell, Ph.D., D.Sc.


                  /s/ ROBERT J. CRUIKSHANK
      --------------------------------------------------                          Director
                     Robert J. Cruikshank


                  /s/ JAMES A. THOMSON
      --------------------------------------------------                          Director
                    James A. Thomson, Ph.D.


                  /s/ JAMES T. WILLERSON
      --------------------------------------------------                 Director and Chairman of the
                   James T. Willerson, M.D.                              Scientific Advisory Board






                               INDEX TO EXHIBITS



Exhibit
Number                                    Identification of Exhibit
-------                                   -------------------------

  *   5.1     Opinion of Porter & Hedges, L.L.P.

     23.1     Consent of KPMG Peat Marwick LLP

     23.2     Consent of Rockey, Milnamow and Katz, Ltd.

  *  23.3     Consent of Porter & Hedges, L.L.P. (included in its Opinion filed as Exhibit 5.1 hereto).

  *  Previously filed with the Registration Statement